UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): August 29, 2005

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 St. James Place, Suite 550 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01 Other Events

On August 29, 2005, Omega Protein Corporation’s Moss Point, Mississippi fish processing facility and adjacent shipyard were severely damaged by Hurricane Katrina. No injuries to personnel located at the facility were reported as a result of the hurricane. Based on preliminary reports, the Company believes that the facility will not be re-opened for the remainder of the 2005 fishing season which ends in late October. The Moss Point facility accounted for 16% of the Company’s total production tonnage in 2004.

The Company’s other two Gulf Coast plants in Abbeville, Louisiana and Cameron, Louisiana, did not suffer any material property damages from the storm. The Company’s Virginia operations were unaffected. The Company’s Hammond, Louisiana administrative headquarters has been adversely affected by lack of electricity.

The Company expects that it will incur a variety of costs, including clean-up and debris removal costs, associated with the hurricane. The Company believes that a portion of the costs and expenses it will incur in connection with this event will be covered by insurance, but the nature and extent of insurance coverage is still being evaluated. The Company does not maintain business interruption insurance.

The Company estimates that the event will likely require recognition of an involuntary conversion of assets in the third quarter 2005 reporting period. The Company currently is unable to estimate the amount of this involuntary conversion.

Special Note Regarding Forward-Looking Statements.

Information included in this Form 8-K includes forward-looking statements. The words “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements as a result of important risk factors including, but not limited to, actual or reported damage or destruction of property, inventory, equipment or the environment and suspension of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: August 30, 2005.	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary